Exhibit 23

Consent of Independent Registered Public Accounting Firm

To The Board of Directors

General Steel Holdings, Inc. and Subsidiaries

We consent to the use of our reports dated March 16, 2011, except for the effects on the consolidated statements of the restatement described in Note 2, as to which the date is August 29, 2012, with respect to the consolidated balance sheets of General Steel Holdings, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations and other comprehensive (loss) income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appear in the December 31, 2010 annual report on Form 10-K Amendment No. 1 of General Steel Holdings, Inc. We consent to the incorporation by reference in the registration statements on Form S-3 (No.333-149217 and No.333-164625) of the report described in the previous sentence appearing in the annual report on Form 10-K Amendment No. 1 of General Steel Holdings, Inc. for the year ended December 31, 2010.

/s/ Frazer Frost, LLP

Brea, California

August 29, 2012